Exhibit 15.1

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

 The Board of Directors Cellcom Israel Ltd:

We consent to the incorporation by reference in the registration statements (No. 333-141639, No. 333-184955 and No. 333-206338) on Form S-8 of Cellcom Israel Ltd. (“the Company”) of our report dated March 18, 2019, with respect to the consolidated statements of financial position of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each  of the three years then ended, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 20-F of the Company.

Our report refers to a change in accounts for financial instruments in 2018.

Our report refers to a change in the Company’s method of accounting for financial instruments due to the adoption of International Financial Reporting Standard No. 9 Financial Instruments.

Somekh Chaikin

Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
 March 18, 2019